                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                         Crown Cork & Seal Company, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                  4.50% Convertible Preferred, Due 2/26/00
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    228255303
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 228255303                   13G


________________________________________________________________________________
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    D. E. Shaw Investments, L.P.
    13-3470777
________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [x ]

________________________________________________________________________________
3   SEC USE ONLY



________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
________________________________________________________________________________
   NUMBER OF      5    SOLE VOTING POWER
                       -0-
    SHARES
                  ______________________________________________________________
  BENEFICIALLY    6    SHARED VOTING POWER
                       197,000
    OWNED BY
                  ______________________________________________________________
      EACH        7    SOLE DISPOSITIVE POWER
                       -0-
   REPORTING
                  ______________________________________________________________
     PERSON       8    SHARED DISPOSITIVE POWER
                       197,000
      WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    197,000
________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     1.58%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


      BD
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 228255303                   13G


________________________________________________________________________________
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    D. E. Shaw Securities, L.P.
    13-3497780
________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [x ]

________________________________________________________________________________
3   SEC USE ONLY



________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
________________________________________________________________________________
   NUMBER OF      5    SOLE VOTING POWER
                       -0-
    SHARES
                  ______________________________________________________________
  BENEFICIALLY    6    SHARED VOTING POWER
                       535,800
    OWNED BY
                  ______________________________________________________________
      EACH        7    SOLE DISPOSITIVE POWER
                       -0-
   REPORTING
                  ______________________________________________________________
     PERSON       8    SHARED DISPOSITIVE POWER
                       535,800
      WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    535,800
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     4.31%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


     BD
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 228255303                   13G


________________________________________________________________________________
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    D. E. Shaw Valence, L.P.
    13-3701367
________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [x ]

________________________________________________________________________________
3   SEC USE ONLY



________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
________________________________________________________________________________
   NUMBER OF      5    SOLE VOTING POWER
                       -0-
    SHARES
                  ______________________________________________________________
  BENEFICIALLY    6    SHARED VOTING POWER
                       55,200
    OWNED BY
                  ______________________________________________________________
      EACH        7    SOLE DISPOSITIVE POWER
                       -0-
   REPORTING
                  ______________________________________________________________
     PERSON       8    SHARED DISPOSITIVE POWER
                       55,200
      WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    55,200
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     .44%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


     BD
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 228255303                   13G


________________________________________________________________________________
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    David E. Shaw
________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [x ]

________________________________________________________________________________
3   SEC USE ONLY



________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
________________________________________________________________________________
   NUMBER OF      5    SOLE VOTING POWER
                       -0-
    SHARES
                  ______________________________________________________________
  BENEFICIALLY    6    SHARED VOTING POWER
                       788,000
    OWNED BY
                  ______________________________________________________________
      EACH        7    SOLE DISPOSITIVE POWER
                       -0-
   REPORTING
                  ______________________________________________________________
     PERSON       8    SHARED DISPOSITIVE POWER
                       788,000
      WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    788,000
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     6.34%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

________________________________________________________________________________
Item 1.  (a)   Name of Issuer:

               Crown Cork & Seal Company, Inc. (the "Company")

         (b)   Address of Issuer's Principal Executive Offices:

               One Crown Way
               Philadelphia, PA
               19154-4599

________________________________________________________________________________
Item 2.  (a)   Name of Person Filing:

               D. E. Shaw Investments, L.P. ("Investments")
               D. E. Shaw Securities, L.P. ("Securities")
               D. E. Shaw Valence, L.P. ("Valence")
               David E. Shaw ("David Shaw")

         (b)   Address of Principal Business Office:

               120 West 45th Street
               39th Floor, Tower 45
               New York, NY
               10036

         (c)   Citizenship:

               Investments is a limited partnership organized under the laws of the State of Delaware.

               Securities is a limited partnership organized under the laws of the State of Delaware.

               Valence is a limited partnership organized under the laws of the State of Delaware.

               David Shaw is a citizen of the United States

         (d)   Title of Class of Securities:

               4.50% Convertible Preferred, Due 2/26/00

         (e)   CUSIP Number:

               228255303

________________________________________________________________________________
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)   [x]   Broker or Dealer registered under Section 15 of the Act

         (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

         (c)   [ ]   Insurance Company as defined in section 3(a)(19) of the Act

         (d)   [ ]   Investment Company registered under section 8 of the
                     Investment Company Act

         (e)   [ ]   Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940

         (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section
                     240.13d-1(b)(1)(ii)(F)

         (g)   [ ]   Parent Holding Company, in accordance with Section
                     240.13d-1(b)(1)(ii)(G)

         (h)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

________________________________________________________________________________
Item 4.  Ownership.

         (a)   Amount Beneficially Owned:

               Investments:      197,000
               Securities:       535,800
               Valence:           55,200
               David Shaw:       788,000

         (b)   Percent of Class:

               Investments:      1.58%
               Securities:       4.31%
               Valence:          0.44%
               David Shaw:       6.34%

         (c)   Number of Shares as to which such person has:

               (i)   Sole power to vote or direct the vote

               Investments:      -0-
               Securities:       -0-
               Valence:          -0-
               David Shaw:       -0-

               (ii)  Shared power to vote or direct the vote

               Investments:      788,000
               Securities:       788,000
               Valence:          788,000
               David Shaw:       788,000

         David Shaw owns directly no Shares. By reason of Rule 13d-3 under the Securities Exchange Act of 1934 and by virtue of David Shaw's position as President and sole shareholder of D.E. Shaw & Co., Inc., the general partner of D.E. Shaw & Co., L.P., itself the general partner of Investments, Securities, and Valence, David Shaw may be deemed to own beneficially 788,000 Shares, comprising the 197,000 Shares owned directly by Investments, 535,800 Shares owned directly by Securities, and the 55,200 Shares owned directly by Valence. Therefore, David Shaw may be deemed to beneficially own approximately 6.34% of the outstanding shares. David Shaw disclaims beneficial ownership of such 788,000 Shares.

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         No person other than each respective owner and general partner referred to herein is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, the Shares.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Not applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not applicable

________________________________________________________________________________
Item 10. Certification.

         By signing below D.E. Shaw Investments, L.P., D.E. Shaw Securities, L.P., D.E. Shaw Valence, L.P., and David E. Shaw certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature.


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  February 15, 2000

                           D.E. SHAW INVESTMENTS, L.P.

                  By:      D.E. SHAW & CO., L.P.
                                 General Partner

                  By:      /s/ Stuart Steckler
                           ---------------------------
                           (Signature)

                  Stu Steckler/
                  Managing Director
                           (Name/Title)


                           D.E. SHAW SECURITIES, L.P.

                  By:      D.E. SHAW & CO., L.P.
                                 General Partner

                  By:      /s/ Stuart Steckler
                           ---------------------------
                           (Signature)

                  Stuart Steckler/
                  Managing Director
                           (Name/Title)


                  D.E. SHAW VALENCE, L.P.

                  By:      D.E. SHAW & CO., L.P.
                           General Partner

                  By:      /s/ Stuart Steckler
                           ---------------------------
                           (Signature)

                  Stuart Steckler/
                  Managing Director
                           (Name/Title)


                  DAVID E. SHAW

                  /s/ David E. Shaw
                  ---------------------------
                           (Signature)

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct. A power of attorney, dated January 4, 1997, granted by David Shaw in favor of Stuart Steckler, is attached hereto.


                  February 15, 2000


                  D.E. Shaw Investments, L.P.
                  By: D.E. Shaw & Co., L.P. as
                  General Partner

                  By:      /s/ Stuart Steckler
                           ------------------------
                           Stuart Steckler
                           Managing Director



                  D.E. Shaw Securities, L.P.
                  By: D.E. Shaw & Co., L.P. as
                  General Partner

                  By:      /s/ Stuart Steckler
                           ------------------------
                           Stuart Steckler
                           Managing Director



                  D.E. Shaw Valence, L.P.
                  By: D.E. Shaw & Co., L.P. as
                  General Partner

                  By:      /s/ Stuart Steckler
                           ------------------------
                           Stuart Steckler
                           Managing Director



                  David E. Shaw

                  By:      /s/ Stuart Steckler
                           ------------------------
                           Stuart Steckler
                           Attorney-in-Fact for David E. Shaw

                              POWER OF ATTORNEY

                             FOR CERTAIN FILINGS

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, DAVID E. SHAW, hereby make, constitute and appoint each of:

     Lou Salkind,

     Stu Steckler,

     Anne Dinning and

     Danny Fishbane,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name, my individual capacity and/or my capacity as President of D.E. Shaw & Co., Inc. (acting for itself or as the general partner of D.E. Shaw & Co., L.P.) all documents, certificates, instruments, statements, other filings and amendments to the foregoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.

This power of attorney shall be valid from the date hereof.

IN WITHNESS WHEREOF, I have executed this instrument as of the date set forth below.

Date:  January 14, 1997
------------------------------------

/s/ David E. Shaw
------------------------------------
David E. Shaw
New York, New York